Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Regulation A Offering Statement of RSE
Collection, LLC on Form 1-A (No. 024-10717) of our report dated April 27, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for the year ended
December 31, 2017 and for the period from August 24, 2016 (inception) through December 31, 2016, which report is included in this Annual Report on Form 1-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

April 27, 2018